Exhibit 3.7

CANCELLATION OF

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF

SERIES AAA-2 JUNIOR CONVERTIBLE PREFERRED STOCK

OF

SUPER LEAGUE ENTERPRISE, INC.

PURSUANT TO SECTION 151(g)

OF THE

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

The undersigned, being the Chief Executive Officer and Chair of the Board of Super League Enterprise, Inc., a Delaware corporation (the “Corporation”), does hereby certify that, pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “General Corporation Law”), the following resolution was duly adopted by unanimous written consent by the Board of Directors of the Corporation (the “Board of Directors”) on November 20, 2025, and, pursuant to authority conferred upon the Board of Directors by the provisions of the Corporation’s Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), in accordance with Section 141 of the General Corporation Law by unanimous written consent of the Board of Directors, the Board of Directors adopted resolutions eliminating the designation and the relative powers, preferences, rights, qualifications, limitations and restrictions of the Corporation’s Series AAA-2 Junior Convertible Preferred Stock (the “Preferred Stock”). These composite resolutions eliminating the designation and relative powers, preferences, rights, qualifications, limitations and restrictions of such Preferred Stock are as follows:

WHEREAS, the Certificate of Incorporation of the Corporation, as amended from time to time, authorizes preferred stock consisting of 10,000,000 shares, par value $0.001 per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and by the provisions of the Corporation’s Certificate of Incorporation, to establish and fix the number of shares to be included in any series of preferred stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series;

WHEREAS, all authorized Series AAA-2 Junior Convertible Preferred Stock (the “Preferred Stock”) have been converted and pursuant to Section 8(i) of the Certificate of Designation of Preferences, Rights and Limitations of the Series AAA-2 Junior Convertible Preferred Stock (the “Certificate of Designation”), any shares converted by the Company shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as such series of Preferred Stock; and

WHEREAS, the Board of Directors has determined it is advisable and in the best interest of the Corporation and its shareholders to eliminate and cancel all designation, rights, preferences and limitations of the shares of such series, and strike all references to such series of Preferred Stock from the books and records of the Corporation;

NOW, THEREFORE, BE IT RESOLVED, that pursuant to authority granted to and vested in the Board of Directors by the provisions of the Certificate of Incorporation the Board of Directors hereby cancels the Certificate of Designation and eliminates such series of Preferred Stock; and

RESOLVED FURTHER, that the appropriate officers of the Corporation be, and each of them individually is, in accordance with the foregoing resolutions, authorized, in the name and on behalf of the Corporation, to prepare, execute and delivery any and all agreements, amendments, certificates, reports, applications, notices, instruments, schedules, statements, consents, letters or other documents with respect to the matters contemplated by the foregoing resolutions, to make any filings pursuant to federal, state or local laws, to incur any fees and expenses and to do or cause to be done any and all such other acts and things as, in the opinion of any such Authorized Officer, may be necessary, appropriate or desirable in order to comply with the applicable laws and regulations of any jurisdiction, or otherwise in order to enable the Corporation fully and promptly to carry out the purposes and intent of the foregoing resolutions and to permit the matters contemplated thereby to be lawfully consummated.

[Signature Page Follows]

IN WITNESS WHEREOF, this Cancellation of Certificate of Powers, Designations, Preferences and Rights of the Series AAA-2 Junior Convertible Preferred Stock of Institute for Super League Enterprise, Inc. has been executed by a duly authorized officer of the Corporation on this Twenty Sixth day of January, 2026.

/s/ Matt Edelman Matt Edelman CEO & President